Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

the First Marblehead Data Services, Inc. (as Administrator for the National Collegiate Student Loan Trust 2005-2):

We have examined First Marblehead Data Services, Inc. ("FMDS") management's assertion about the compliance of the Pennsylvania Higher Education Assistance Agency ("PHEAA") with the minimum servicing standards as described in the accompanying Administrator's Assertion Concerning Servicer's Compliance With Minimum Servicing Standards as of June 30, 2005 and the period of June 9, 2005 through June 30, 2005. Such assertion was examined relating to those student loans held by National Collegiate Student Loan Trust 2005-2. FMDS management coordinates PHEAA's compliance with these minimum servicing standards. Our responsibility is to express an opinion on FMDS management’s assertion about the compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, FMDS management's assertion referred to above, is fairly stated, in all material respects, as of June 30, 2005 and for the period June 9, 2005 through June 30, 2005, based on the criteria set forth in the accompanying Administrator's Assertion Concerning Servicer's Compliance With Minimum Servicing Standards.

/s/ PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania

September 29, 2005

ADMINISTRATOR'S ASSERTION CONCERNING

SERVICER’S COMPLIANCE WITH MINIMUM SERVICING STANDARDS

First Marblehead Data Services, Inc. ("FMDS") as administrator (the “Administrator”) for The National Collegiate Student Loan Trust 2005-2 (the “Trust”) under the Administration Agreement, dated as of June 9, 2005 among the Trust, the Administrator, Delaware Trust Company, National Association, as owner trustee, U.S. Bank National Association, as indenture trustee and National Collegiate Funding LLC, as depositor, asserts that as of June 30, 2005 and for the period June 9, 2005 through June 30, 2005 the minimum servicing standards set forth below have been adhered to in all material respects for those student loans serviced for the Trust by the Pennsylvania Higher Education Assistance Agency ("PHEAA"), the Primary Servicer. This assertion is based on FMDS's coordination with PHEAA to ensure compliance with the minimum servicing standards, as well as assertions that FMDS received from PHEAA, included as Exhibit 99.3 to the Trust’s Annual Report on Form 10-K for the period ended June 30, 2005, as to PHEAA's compliance with minimum servicing standards for the period June 9, 2005 through June 30, 2005.

The minimum servicing standards, which are based on the Alternative Servicing Agreement dated as of October 16, 2001, as amended, between PHEAA and The First Marblehead Corporation, the parent of FMDS, assigned to the Trust by the Servicer Consent Letter, dated June 9, 2005, are defined as:

A.

Remittances for student payments and payoffs received by PHEAA shall be deposited by PHEAA into its clearing account owned and maintained by PHEAA, that is a separate account in which funds are not commingled with non-collection account funds. Within two business days of receipt, or as mutually agreed upon, all available funds will be electronically transmitted to an account designated by The First Marblehead Corporation.

B.

In the provision of servicing to the Trust, PHEAA shall maintain student loan records updated and accurately reflecting the unpaid principal balance of serviced loans. PHEAA shall provide a monthly report including a loan summary by status and transaction detail.

C.	PHEAA shall provide an annual statement as to its compliance with the Alternative Servicing Agreement and will furnish such statement to The First Marblehead Corporation.

D.	PHEAA shall prepare monthly reports identifying delinquent student loans in accordance with due diligence procedures under applicable servicing guidelines.

E.	PHEAA shall monitor information maintained by credit reporting agencies related to the information it provides to those credit reporting agencies.

IN WITNESS WHEREOF, the undersigned has executed this Assertion as of September 27, 2005.

FIRST MARBLEHEAD DATA SERVICES, INC., as Administrator

By:	/s/ Stephen E. Anbinder
Name: Stephen E. Anbinder
Title: President